Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of American Mortgage Acceptance Company on Form S-3 of our report relating to the consolidated financial statements of ARCap Investors, L.L.C. as of December 31, 2001 and for the year then ended, dated January 31, 2002, and of our report relating to the consolidated financial statements of ARCap Investors, L.L.C. as of December 31, 2000 and for the year then ended, dated January 22, 2001, both appearing in the Annual Report on Form 10-K of American Mortgage Acceptance Company for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 2, 2002